Media Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS THIRD QUARTER 2017 RESULTS

•	Net sales of $4.0 billion increased 10 percent, with underlying sales up 4 percent

•	Reported earnings per share from continuing operations decreased 7 percent to $0.63

•	Earnings per share from continuing operations were flat at $0.68 excluding a ($0.05) impact from the Valves & Controls business acquired during the quarter

•	Operating cash flow from continuing operations increased 23 percent to $774 million

•	Based on strong operational performance, the company is raising full-year earnings per share guidance

ST. LOUIS, August 1, 2017 – Emerson (NYSE: EMR) today announced net sales in the third quarter ended June 30, 2017 were up 10 percent, with underlying sales up 4 percent excluding unfavorable currency of 1 percent and an impact from acquisitions of 7 percent. The third quarter results reflected a return to growth for the company as both platforms delivered net and underlying sales growth and had high-single digit order rates in the quarter. Automation Solutions net and underlying sales turned positive in the quarter, driven by favorable trends in energy related, hybrid and general industrial markets. Growth in Commercial & Residential Solutions was driven by strong demand in HVAC and refrigeration markets and favorable construction markets in North America, Asia and Europe.
Pretax margin of 15.4 percent and EBIT margin of 16.3 percent decreased 240 and 280 basis points, respectively, driven by dilution from the Valves & Controls acquisition. Excluding Valves & Controls, total segment margin increased 80 basis points to 20.9 percent. Earnings per share from continuing operations decreased 7 percent to $0.63. Earnings per share were $0.68, flat compared with the prior year, excluding a ($0.04) impact from Valves & Controls first year acquisition accounting charges related to inventory and backlog amortization and a ($0.01) impact from Valves & Controls ongoing operations, including intangibles amortization and restructuring charges.
“The third quarter continued the momentum we established in the first half of the year as sales held above anticipated levels and we generated strong cash flow from continuing operations, reflecting our disciplined approach to operating the business,” said Chairman and Chief Executive Officer David N. Farr. “Demand in the quarter was broad-based, driven by a mix of increasingly favorable global market conditions, and drove order rates and underlying sales growth across both platforms. Our teams around the world have done outstanding work in terms of serving our customers, expanding market participation and positioning Emerson for long-term success.”

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Business Platform Results
Automation Solutions net sales increased 12 percent, with underlying sales up 2 percent excluding unfavorable currency of 1 percent and the impact from acquisitions of 11 percent. Favorable trends in key served markets supported strong order rates in the third quarter. Demand in power, life sciences and chemical markets was broad-based and driven by our customers' focus on optimization projects and MRO activity. North American underlying sales were up 6 percent led by energy related markets. In the U.S., the mix of business has started to shift to mid-sized projects and we anticipate larger projects booking in 2018. Growth in Canada reflected renewed activity in unconventional oil and gas, particularly in Western Canada. Asia underlying sales were up 6 percent, with China up 13 percent supported by momentum across the base business and robust demand in discrete markets. Europe was down 5 percent, Latin America was down 17 percent and Middle East/Africa was down 2 percent. Margin decreased 70 basis points to 15.5 percent. Excluding the dilutive impact of the Valves & Controls acquisition, margin increased 170 basis points to 17.9 percent. Based on continued improvement in order trends and a growing project pipeline, the business expects favorable underlying sales trends in the fourth quarter and solid momentum heading into fiscal 2018.
Commercial & Residential Solutions net and underlying sales increased 7 percent, reflecting strong demand, particularly in the Americas and Asia. Underlying sales in North America were up 6 percent, led by continued strength in air conditioning and refrigeration markets and solid demand for professional tools in oil and gas and construction related markets. Asia grew 17 percent, driven by robust growth in China's refrigeration, heating and air conditioning markets. Latin America was up 7 percent, Europe was up 1 percent and Middle East/Africa was down 6 percent. Margin decreased 50 basis points to 25.1 percent, remaining near peak levels in the cycle. Sequentially versus the second quarter, margin improved 140 basis points, reflecting strong leverage on higher sales. Market demand is expected to remain favorable moving forward and margin trends support full year expectations.

2017 Outlook
Full-year net sales are expected to be up approximately 5 percent, with underlying sales up 1 percent excluding an impact from acquisitions of 4 percent. Automation Solutions net sales are expected to be up 4 to 5 percent, with underlying sales down 1 to 2 percent excluding an impact from acquisitions of 6 percent. Commercial & Residential Solutions net and underlying sales are expected to be up 5 to 6 percent.
We are increasing our earnings per share guidance based on strong operational performance and favorable order trends.  Reported (GAAP) earnings per share from continuing operations are expected to be $2.48 to $2.52, including an estimated ($0.15) impact from the Valves & Controls acquisition.  Adjusted earnings per share from continuing operations are expected to be $2.58 to $2.62 including an estimated ($0.05) impact from Valves & Controls operations, but excluding ($0.10) for first year acquisition accounting charges, an increase from our prior guidance on a comparable basis of $2.50 to

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$2.60.  Our earnings per share guidance provided last quarter was $2.55 to $2.65, which excluded the impact of the Valves & Controls acquisition due to the timing of the completion of the acquisition.
    “As we enter the fourth quarter, we expect to see demand and economic conditions improve, enabling our business platforms to continue growing their industry leadership positions. We are also delivering on our promise to aggressively integrate Valves & Controls into our Final Control business. We expect to realize the benefits of the acquisition as we execute these plans and anticipate the business to be earnings accretive in 2018 and to contribute meaningfully to operating cash flow,” said Farr. “Due to our success in the first nine months of fiscal 2017, a continued focus on improving our financial performance and the opportunities we see on the horizon, we are increasing our earnings per share guidance range to $2.58 to $2.62 including the impact of Valves & Controls operations.”

Upcoming Investor Events
Today at 2:00 p.m. ET, Emerson management will discuss the third quarter 2017 results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for 90 days.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.
The outlook contained herein represents the Company's expectations for its consolidated results from continuing operations, and excludes the results of discontinued operations and any impact from the divestiture of ClosetMaid, expected to close in the fourth quarter.

(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended June 30		Percent
	2016	2017	Change

Net sales	$3,674	$4,039	10%
Costs and expenses:
Cost of sales	2,081	2,361
SG&A expenses	852	931
Other deductions, net	39	87
Interest expense, net	46	39
Earnings from continuing operations before income taxes	656	621	(5)%
Income taxes	205	202
Earnings from continuing operations	451	419	(7)%
Discontinued operations, net of tax	38	6
Net earnings	489	425
Less: Noncontrolling interests in earnings of subsidiaries	10	12
Net earnings common stockholders	$479	$413	(14)%

Diluted avg. shares outstanding	645.2	643.8

Diluted earnings per share common stockholders
Earnings from continuing operations	$0.68	$0.63	(7)%
Discontinued operations	$0.06	$0.01
Diluted earnings per common share	$0.74	$0.64	(14)%

	Quarter Ended June 30
	2016	2017
Other deductions, net
Amortization of intangibles	$22	$34
Restructuring costs	13	21
Other	4	32
Total	$39	$87

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			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Nine Months Ended June 30		Percent
	2016	2017	Change

Net sales	$10,590	$10,829	2%
Costs and expenses:
Cost of sales	6,041	6,229
SG&A expenses	2,609	2,621
Other deductions, net	159	203
Interest expense, net	139	126
Earnings from continuing operations before income taxes	1,642	1,650	—%
Income taxes	509	477
Earnings from continuing operations	1,133	1,173	3%
Discontinued operations, net of tax	86	(133)
Net earnings	1,219	1,040
Less: Noncontrolling interests in earnings of subsidiaries	22	26
Net earnings common stockholders	$1,197	$1,014	(15)%

Diluted avg. shares outstanding	647.4	644.3

Diluted earnings per share common stockholders
Earnings from continuing operations	$1.71	$1.77	4%
Discontinued operations	$0.13	($0.20)
Diluted earnings per common share	$1.84	$1.57	(15)%

	Nine Months Ended June 30
	2016	2017
Other deductions, net
Amortization of intangibles	$66	$77
Restructuring costs	31	45
Other	62	81
Total	$159	$203

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended June 30
	2016	2017
Assets
Cash and equivalents	$3,516	$3,140
Receivables, net	2,601	2,926
Inventories	1,352	1,891
Other current assets	584	597
Current assets held-for-sale	2,167	—
Total current assets	10,220	8,554
Property, plant & equipment, net	2,894	3,304
Goodwill	3,877	5,296
Other intangible assets	903	1,868
Other	217	380
Noncurrent assets held-for-sale	3,960	—
Total assets	$22,071	$19,402

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$3,219	$1,363
Accounts payable	1,419	1,613
Accrued expenses	2,047	2,175
Income taxes	80	219
Current liabilities held-for-sale	1,561	—
Total current liabilities	8,326	5,370
Long-term debt	4,050	3,797
Other liabilities	1,417	2,213
Noncurrent liabilities held-for-sale	323	—
Total equity	7,955	8,022
Total liabilities and equity	$22,071	$19,402

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		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Nine Months Ended June 30
	2016	2017
Operating activities
Net earnings	$1,219	$1,040
(Earnings) Loss from discontinued operations, net of tax	(86)	133
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	426	454
Changes in operating working capital	(79)	16
Pension funding	(30)	(14)
Other, net	194	156
Cash from continuing operations	1,644	1,785
Cash from discontinued operations	280	(727)
Cash provided by operating activities	1,924	1,058

Investing activities
Capital expenditures	(301)	(300)
Purchases of businesses, net of cash and equivalents acquired	(62)	(2,991)
Divestiture of business	—	40
Other, net	45	(80)
Cash from continuing operations	(318)	(3,331)
Cash from discontinued operations	(55)	5,022
Cash provided by (used in) investing activities	(373)	1,691

Financing activities
Net increase (decrease) in short-term borrowings	692	(1,226)
Payments of long-term debt	(252)	(253)
Dividends paid	(922)	(930)
Purchases of common stock	(555)	(400)
Other, net	(13)	32
Cash used in financing activities	(1,050)	(2,777)

Effect of exchange rate changes on cash and equivalents	(39)	(14)
Increase (decrease) in cash and equivalents	462	(42)
Beginning cash and equivalents	3,054	3,182
Ending cash and equivalents	$3,516	$3,140

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		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended June 30
	2016	2017
Sales
Automation Solutions	$2,176	$2,440

Climate Technologies	1,101	1,187
Tools & Home Products	400	415
Commercial & Residential Solutions	1,501	1,602

Eliminations	(3)	(3)
Net sales	$3,674	$4,039

Earnings
Automation Solutions	$354	$378

Climate Technologies	287	305
Tools & Home Products	97	97
Commercial & Residential Solutions	384	402

Differences in accounting methods	47	38
Corporate and other	(83)	(158)
Interest expense, net	(46)	(39)
Earnings before income taxes	$656	$621

Restructuring costs
Automation Solutions	$9	$20

Climate Technologies	1	1
Tools & Home Products	—	—
Commercial & Residential Solutions	1	1

Corporate	3	—
Total	$13	$21

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		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Nine Months Ended June 30
	2016	2017
Sales
Automation Solutions	$6,532	$6,524

Climate Technologies	2,880	3,104
Tools & Home Products	1,186	1,210
Commercial & Residential Solutions	4,066	4,314

Eliminations	(8)	(9)
Net sales	$10,590	$10,829

Earnings
Automation Solutions	$1,037	$1,032

Climate Technologies	646	715
Tools & Home Products	274	281
Commercial & Residential Solutions	920	996

Differences in accounting methods	138	106
Corporate and other	(314)	(358)
Interest expense, net	(139)	(126)
Earnings before income taxes	$1,642	$1,650

Restructuring costs
Automation Solutions	$22	$35

Climate Technologies	4	8
Tools & Home Products	2	1
Commercial & Residential Solutions	6	9

Corporate	3	1
Total	$31	$45

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Reconciliations of Non-GAAP Financial Measures & Other			Table 7

Reconciliations of Non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

Q3 2017 Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	12%	7%	10%
Unfavorable FX	1%	1%	1%
Acquisitions	(11)%	(1)%	(7)%
Underlying*	2%	7%	4%

EBIT Margin	Q3 FY16	Q3 FY17	Change
Pretax margin (GAAP)	17.8%	15.4%	(240) bps
Interest expense, net	1.3%	0.9%	(40) bps
EBIT margin*	19.1%	16.3%	(280) bps

Business Segment EBIT	Q3 FY16	Q3 FY17	Change
Pretax margin (GAAP)	17.8%	15.4%	(240) bps
Corp. & other, differences in accounting methods & interest expense, net % of sales	2.3%	3.9%	160 bps
Business segment EBIT margin*	20.1%	19.3%	(80) bps
Valves & Controls impact	—%	1.6%	160 bps
Business segment EBIT margin excl. Valves & Controls*	20.1%	20.9%	80 bps

Q3 Earnings Per Share	Q3 FY16	Q3 FY17	Change
Earnings per share from continuing operations (GAAP)	$0.68	$0.63	(7)%
Valves & Controls impact	—	0.05	7%
Earnings per share from continuing operations excluding Valves & Controls*	$0.68	$0.68	—%

	Previous Guidance	Current Guidance
Earnings Per Share	FY17E	FY17E
Earnings per share from continuing operations (GAAP)	$2.40 - $2.50	$2.48 - $2.52
Valves & Controls first year acquisition accounting charges	~ $0.10	~ $0.10
Earnings per share from continuing ops excluding Valves & Controls first year acquisition accounting charges*	$2.50 - $2.60	$2.58 - $2.62
Valves & Controls operations	~ $0.05	~ $0.05
Earnings per share from continuing ops excl. Valves & Controls	$2.55 - $2.65	$2.63 - $2.67

Automation Solutions Segment EBIT Margin	Q3 FY16	Q3 FY17	Change
Automation Solutions Segment EBIT margin (GAAP)	16.2%	15.5%	(70) bps
Valves & Controls impact	—%	2.4%	240 bps
Automation Solutions Segment EBIT margin excluding Valves & Controls*	16.2%	17.9%	170 bps
Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.
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